Out Door Amargosa

MANAGEMENT AGREEMENT

This **MANAGEMENT AGREEMENT** (this "**Agreement**") is made as of April 18th, 2018 (the "**Effective Date**"), by and between ACRES CULTIVATION LLC, a Nevada limited-liability company ("**Acres**") and MJ Holdings, Inc., a Nevada Limited Liability Company and/or affiliated assigns (the "**Manager**") (Acres and Manager are each a "**Party**" and collectively referred to as the "**Parties**").

RECITALS

WHEREAS, Acres own that certain real property located at 950 E. Anvil Road, Amargosa Valley, NV 89010, and commonly referred to as Nye County Parcel Number 019-751-03 (together with all improvements thereon, easements, rights of way, privileges, licenses, appurtenances and other rights and benefits belonging thereto or running therewith, or otherwise related thereto and belonging to Acres, the "**Facility**");

WHEREAS, Acres holds a Cultivation License (C012) (the "**License**"), such that it can lawfully engage in cultivation of marijuana for sale under the laws of the State of Nevada;

WHEREAS, Acres intends to both use the Facility for the operation of a licensed marijuana cultivation facility and adult or recreational use marijuana ("**Acres' Business**");

WHEREAS, Manager has substantial expertise in consulting with and providing management advice and services to companies in connection with the cultivation of marijuana;

WHEREAS, Acres desires to engage Manager, subject to the terms and conditions of this Agreement and receipt of the Agent Card Approval (as defined below), to develop, manage, and operate a licensed cultivation facility in that portion of the Facility more particularly described on **Exhibit "B"** attached hereto and incorporated herein by this reference (such portion, the "**Manager's Facility**" and such operation, the "**Manager's Business**");

NOW THEREFORE, in consideration of the above-stated recitals, each of which is true and correct and incorporated into this Agreement as if set forth in full, and upon the following mutual promises, covenants, warranties, and other good and valuable consideration as set forth herein, the receipt and sufficiency of which are hereby acknowledged, Acres and Manager hereby agree as follows:

SECTION 1. AGENT CARD

A. Agent Card Approval. Within thirty days (30) of the Effective Date hereof, Manager and any of its workers, employees, agents and principals who will work with or for Manager at the Facility and Manager's Facility (collectively, the "**Member Group**") shall, if they have not already, be approved for and receive from the Nevada Department of Taxation, Marijuana Enforcement Division (the "**Division**") a medical marijuana establishment agent registration card (an "**Agent Card(s)**") in order to allow and authorize Manager and all other members of the Member Group to work at the Facility and perform its obligations under this Agreement. No member of the Member Group may commence work at the Facility or Manager's Facility prior to having received an Agent Card, nor may any such member continue to work at the Facility of Manager's Facility in the event such member's Agent Card expires or is revoked by the Division. Manager shall be solely responsible for any and all fees and costs associated with any Agent Cards and Agent Card Approval

B. Revocation of Agent Cards. Once issued, Agent Cards may be revoked by the State of Nevada, and Acres may revoke any Agent Cards in the event of any material breach of Applicable Laws by Manager or any other member of the Member Group.

C. Consideration for Management Agreement. See **Exhibit "A", Item #1.**

SECTION 2. FUNDING; MANAGER'S FACILITY

A. Improvement of Manager's Facility. Manager accepts Manager's Facility and the existing portions thereof, in its present condition, "as-is, where-is, with all faults," without any representation or warranty of any kind by Acres, except suitability of fulfilling the purpose of this Agreement and as otherwise expressly set forth herein. Manager agrees to construct certain improvements at the Facility in order to build the Manager's Facility, at its sole cost and expense (such improvements shall be collectively referred to herein as, the "**Manager's Facility Improvements**"), as described on **Exhibit "C"** attached hereto and incorporated herein by this reference. The Manager's Facility Improvements shall be constructed and completed subject to all Applicable Laws. Manager shall use its reasonable efforts to commence and complete construction of the Manager's Facility Improvements and open Manager's Facility and Manager's Business for business as soon as possible after the Approval Date. Notwithstanding the foregoing, each of the following shall permit Acres to declare an Event of Default and to terminate this Agreement, without the right to notice or opportunity to cure: (i) failure by Manager to commence construction of the Manager's Facility Improvements within 180 days after the Approval Date; and (ii) failure by Manager to complete construction of the Manager's Facility Improvements and open Manager's Facility and Manager's Business for business 365 days after the Approval Date, which Manager shall have the option to receive a one-time extension of 180 days provided Manager pays Acres an extension fee of Two Hundred Thousand and 00/100 Dollars U.S. ($200,000.00 U.S.) (the "**Extension Option**" and such fee, the "**Extension Payment**") and Manager has made substantial progress in the construction process. The deadlines set forth in this Section 2.A and Section 3.D.4(a)-(b), below, shall be extended (iii) in accordance with Section 14.N below in the event of a Force Majeure Event and the proper giving of notice by Manager to Acres, and (iv) one day for each day of delay caused solely by an Acres Delay, provided Manager has notified Acres in writing within five (5) days after such occurrence. Failure by Manager to comply with any term or condition of **Exhibit "C"**, this Section 2, or with any Applicable Laws, shall permit Acres to declare an Event of Default and to terminate this Agreement after the expiration of any applicable notice and cure periods (provided, however, that the Events of Default under subsections (i) and (ii), above, shall be immediate upon such failure by Manager, without the right to notice or opportunity to cure).

B. Intentionally Omitted.

C. Prohibition. Except for the approved Manager's Facility Improvements and other Permitted Alterations (as defined below), Manager shall make no alterations, decorations, installations, additions or improvements in or to the Facility (or any portion thereof, including, without limitation, Manager's Facility) or the electrical, plumbing, mechanical or HVAC systems or equipment serving the Facility (or any portion thereof, including, without limitation, Manager's Facility), including but not limited to, any wireless intranet or internet or communications network, a water cooler, air-conditioning or cooling system, mechanical or electrical equipment, or any unit or part thereof or other apparatus of like or other nature, without Acres' express prior written consent, not to be unreasonably withheld. All work, alterations, decorations, installations, additions or improvements of whatever nature shall be done by contractors or mechanics reasonably approved by Acres at Manager's sole cost and expense, at such times and in such manner as Acres may from time to time designate and in full compliance with Applicable Laws. Upon approval and prior to commencing any such work, alterations, decorations, installations, additions or improvements of whatever nature, Manager shall provide

Acres with true and correct copies of any and all related contracts with such contractors or mechanics, as well as any related contracts with Manager's architects. Manager shall cause all of Manager's contractors and subcontractors engaged in the performance of work on behalf of Manager to effect and maintain and deliver to Acres and Manager certificates evidencing the existence of, and covering Acres, Manager and Manager's contractors, prior to the commencement of any work by or on behalf of Manager and until the completion thereof, of the workers' compensation insurance, employer's liability insurance, commercial general liability insurance and commercial automobile liability insurance policies in the amounts required pursuant to Section 10 or as otherwise expressly approved in advance in writing by Acres and in compliance with the terms thereof; it being understood that the foregoing shall not diminish in any manner Manager's responsibility to at all times carry all insurance required pursuant to Section 10 in the manner required thereby. Notwithstanding the foregoing, after completion of the Manager's Facility Improvements, Manager shall have the right, without Acres' consent from time to time during the Term, to make alterations, decorations, installations, additions or improvements in or to Manager's Facility which (a) are not Major Alterations (for purposes hereof, "**Major Alteration(s)**" shall mean those that require entry into, or affect, another occupant's premises at the Facility), (b) cost less than Fifty Thousand and 00/100 Dollars U.S. ($50,000.00 U.S.) in the aggregate for any twelve (12) month period, (c) are cosmetic in nature, and (d) are consistent with the terms of this Agreement and all Applicable Laws (the "**Permitted Alterations**"); provided, however, Manager shall notify Acres ten (10) days in advance of the making of any such Permitted Alterations.

D. Mechanics Liens.

1. If any mechanic's lien is filed against the Facility (or any portion thereof, including, without limitation, Manager's Facility) for work done for or materials furnished to Manager, it shall be discharged by Manager within sixty (60) days thereafter, at Manager's sole cost and expense, by filing the bond required by law or payment or otherwise. If Manager fails to discharge such lien, then Acres shall have, following at least five (5) days' prior written notice to Manager, the right, in addition to all other rights and remedies contained herein, to discharge same (by filing the bond required by law or by payment in full of the mechanic's lien or otherwise) and Acres' costs and expense in obtaining such discharge, with interest accruing thereon from the date of payment, shall be repaid in full by Manager to Acres within ten (10) days after written demand therefor. In addition, Manager shall defend, save and hold Acres harmless from any such mechanic's lien or claim, including, without limitation, Acres' reasonable attorneys' fees, costs and expenses. Acres shall not be liable for any failure of any facilities or services at or serving Manager's Facility including, but not limited to, the HVAC installations, and/or additions by Manager, and Manager shall correct any such faulty installation. Upon Manager's failure to correct same, following at least five (5) days' prior written notice to Manager, Acres may make such correction and charge Manager for the cost thereof. Such sum due Acres shall be paid by Manager within ten (10) days of being billed therefor with interest thereon.

2. Pursuant to NRS § 108.234, Acres hereby informs Manager that Manager must comply with the requirements of NRS § 108.2403 and NRS § 108.2407. Manager shall take all actions necessary under the laws of the State of Nevada to ensure that no liens encumbering Manager's interest in the Facility arise as a result of Manager's work (including the Manager's Facility Improvements), which actions shall include, without limitation, the recording of a notice of posted security in the Official Records of Clark County, Nevada, in accordance with NRS § 108.2403(1)(a), and establishing a construction disbursement account pursuant to NRS § 108.2403(1)(b)(1) (Manager acknowledges and agrees that it shall be obligated to establish a construction disbursement account pursuant NRS § 108.2403(1)(b)(1) and may not, without the express prior written consent of Acres, such consent to be granted or withheld in Acres' sole discretion, opt to instead furnish and record, in accordance with NRS §

108.2403(1)(b)(2), a surety bond for the prime contract for Manager's work at the Facility that meets the requirements of NRS § 108.2415). Acres shall approve the Manager's prime contractor who will be performing Manager's work. Manager shall notify Acres immediately upon the signing of any contract with the prime contractor for Manager's construction, alteration or repair of any portion of Manager's Facility. Manager may not begin any alteration or other work in Manager's Facility until Manager has delivered evidence satisfactory to Acres that Manager has complied with the terms of this Section 2.D.2. Failure by Manager to comply with the terms of this Section 2.D.2 shall permit Acres to declare an Event of Default and to terminate this Agreement after the expiration of any applicable notice and cure periods.). Notwithstanding anything else to the contrary contained herein, and upon execution of this Agreement, Manager acknowledges that Acres may execute a Notice of Non-Responsibility in a form compliant with Applicable Laws and acceptable to Acres and its counsel and may record the same within three (3) days of execution of this Agreement pursuant to NRS § 108.234.

E. Requirements Prior to Work Commencement. Other than with respect to Permitted Alterations, prior to commencing any work, (including the Manager's Facility Improvements) Manager shall furnish to Acres:

1. Copies of all governmental licenses, permits (including, without limitation, building permits) and authorizations, if any, which may be required in connection with such work; provided, however, prior to submitting applications for any such permits and authorizations with any governmental or quasi-governmental authorities, Manager shall submit the same to Acres for its express prior written approval, not to be unreasonably withheld. Upon issuance of any licenses and permits, Manager shall comply with the terms and conditions thereof and provide copies of the same to Acres' upon Acres' request.

2. Such additional personal injury and property damage insurance (over and above the insurance required to be carried by Manager pursuant to the provisions of Section 10) and general liability insurance (with completed operations endorsement) for any occurrence in or about the Manager's Facility, in such limits as are customary for the nature of the work to be done by Manager and reasonably satisfactory to Acres and with insurers reasonably satisfactory to Acres.

3. Submit to Acres a copy of detailed plans and specifications including drawings for layout, architectural, mechanical, and structural interior design, signage, and fixturing and finishing work therefor, as well as an estimate of related costs, for Acres' review and reasonable express prior written approval. For purposes of this Agreement, an "**Acres Delay**" shall be deemed to have occurred if Acres fails to respond to Manager's request for any such approval within ten (10) business days after receipt of request for such approval, or Acres otherwise directly causes a delay in the completion of the Manager's Facility Improvements. No extension of any period under Section 2.A, above, or Sections 3.D.4(a)-(b), below, shall occur unless Manager has notified Acres in writing within five (5) days after such occurrence.

F. Performance. No alterations and/or additions shall be undertaken by or on behalf of Manager except under the supervision of a licensed architect and licensed professional engineer reasonably satisfactory to Acres. All alterations and/or additions shall at all times comply with all Applicable Laws and insurance requirements. Manager, at its cost and expense, shall (i) obtain all necessary municipal and other governmental permits, authorizations, approvals and certificates for the commencement and prosecution of such alterations and/or improvements and for final approval thereof upon completion, to the extent required by the nature of such alterations and/or improvements, (ii) deliver three (3) copies to Acres if any such permits, authorizations and approvals are required, and (iii) cause all alterations and/or improvements to be performed in a good and workmanlike manner, using materials and equipment at least equal in quality to the original installations of the Facility. All alterations

and/or additions shall be promptly commenced and completed and shall be performed in such manner so as not to unreasonably interfere with the occupancy of any other subtenant, licensee or occupant nor delay or impose any additional expense upon Acres in the maintenance, cleaning, repair, safety, management, or security of the Facility or in the performance of any improvements. If any additional expense is incurred, Acres may collect the same from Manager, and Manager's failure to promptly pay the same within ten (10) days after demand therefor shall result in interest accruing thereon until paid. Upon completion of Manager's improvements or alterations (including the Manager's Facility Improvements), Manager shall deliver a complete set of "As Built" drawings and plans to Acres and contractors' affidavits, in form consistent with Applicable Law, and full and final waivers of lien and receipted bills covering all labor and materials expended and used. Manager, at its sole cost expense, shall promptly procure the cancellation or discharge of all notices of violation arising from or otherwise connected with its alterations and/or additions which shall be issued by any public authority having or asserting jurisdiction. No approval of any plans or specifications by Acres or consent by Acres allowing Manager to make any improvements or any inspection of improvements made by or for Acres shall in any way be deemed to be an agreement by Acres that the contemplated improvements comply or at any point will comply with any Applicable Laws or insurance requirements or the certificate of occupancy for the Facility (or the CO for Manager's Facility) nor shall it be deemed to be a waiver by Acres of the compliance by Manager of any provision of this Agreement.

G. Labor. Acres reserves the right to exclude from the Facility any person attempting to act as construction contractor in violation of this Section 2. In the event Manager shall employ any contractor permitted in this Section 2, such contractor or any subcontractor may have use of the facilities subject to the provisions of this Agreement, the rules and regulations governing construction, and all Applicable Laws. Manager will advise Acres of the names of any such contractor and subcontractor Manager proposes to use in or at Manager's Facility at least ten (10) days prior to the beginning of work by such contractor or subcontractor. Manager agrees that it will not at any time prior to or during the Term, either directly or indirectly employ or permit the employment of any contractor, mechanic or laborer, or permit any materials in or at Manager's Facility, if the use of such contractor, mechanic or laborer or such materials would, in Acres' reasonable opinion, create any difficulty, work slowdown, sabotage, strike or jurisdictional dispute with other contractors, mechanics and/or laborers engaged by Manager or Acres or others, or would in any way disturb the peaceful and harmonious construction, maintenance, cleaning, repair, management, security or operation of the Facility or any portion thereof. In the event of any interference or conflict, Manager, upon demand of Acres, shall cause all contractors, mechanics or laborers, or all materials causing, in Acres' reasonable opinion, such interference, difficulty or conflict, to leave or be removed from the Facility immediately and Manager does hereby agree to defend (with counsel acceptable to Acres in its reasonable discretion), save and hold Acres harmless from any and all loss arising thereby, including, without limitation, any reasonable attorneys' fees and any claims made by contractors, mechanics and/or laborers so precluded from having access to the Facility..

H. Inspection. Acres may inspect Manager's Facility and gain access thereto during all reasonable business hours of the Facility. Except in an emergency, for compliance audits, or to save life or property, Acres shall provide at least twenty-four (24) hours' notice to Manager of such access or inspection.

I. Repairs. Except as otherwise provided, Manager shall, during the Term, at its sole cost and expense, keep and maintain Manager's Facility, including all buildings and improvements of every kind that may be a part thereof, and all appurtenances to the Manager's Facility, in good, sanitary, and neat order, condition and repair, and Manager shall, except as otherwise expressly set forth herein, restore and rehabilitate any improvements of any kind that may be destroyed or damaged by fire, casualty, or any other cause whatsoever. Acres shall not be obligated to make any repairs, replacements, or renewals of any kind, nature, or description,

whatsoever to Manager's Facility or any improvements thereon, except only in the event of gross negligence by Acres.

J. Use. During the Term, Manager shall have the exclusive right to access and occupy the Manager Facility and neither Acres, nor any other party, shall be permitted to access the Manager Facility without the prior written consent of Manager, except as required to comply with Applicable Laws, Acres compliance audits or as otherwise permitted under the terms of this Agreement. Manager shall not, without the prior express written consent of Acres, use or occupy the Facility (or any portion thereof, including, without limitation, Manager's Facility), or permit the Facility (or any portion thereof, including, without limitation, Manager's Facility) to be used or occupied, for any purpose other than for the operation of the processing and cultivation of Product (as defined below) and performance of Services (as defined below) (the "**Permitted Use**").

K. Title to Improvements. All alterations, additions and improvements made by or on behalf of Manager (including the Manager's Facility Improvements) are and will remain the property of Manager at all times during the Term. The deed of conveyance for the sale by Manager of any such property shall be in form reasonably acceptable to Acres. Upon the termination of this Agreement (whether by the expiration of the Term or prior termination in accordance with the terms hereof), fee title to all buildings and improvements then located at or on Manager's Facility, together with all alterations, additions and improvements thereto, other than only the following to the extent the same can be removed without materially damaging the structure of the Facility or Manager's Facility, shall automatically pass to and vest in Acres, free and clear of all claims to or against the same by Manager or any third person, without any compensation to Manager: the fertigation system, water tanks, lights, and extraction equipment (such items are each a part of and collectively the "**FWLE**"). To the extent that the FWLE, or any portion thereof, can be removed without materially damaging the structure of the Facility or Manager's Facility, the same shall continue to be owned by Manager and Manager shall have the right to remove and retain the same. Manager shall defend and indemnify Acres against all liability and loss arising from any such claims. For clarification purposes, any and all building structures or installed and plumbed water, heating or cooling systems shall remain with Acres and items such as lights, tables, cost of goods items, shall be removed by Manager.

L. Surrender and Re-Delivery of Manager's Facility. Upon the expiration of the Term of this Agreement, or prior termination hereof, Manager shall, at its sole cost and expense, (i) promptly and peaceably surrender Manager's Facility to Acres "broom clean," in good order and condition, ordinary wear and tear excepted; (ii) repair any major damage to Facility caused by or in connection with the removal of any property from the Facility by or at the direction of Manager; and (iii) deliver all keys to Manager's Facility to Acres. Before surrendering Manager's Facility, Manager shall, at its sole cost and expense, remove only its movable personal property, trade fixtures, and any FWLE that can be removed without materially damaging the structure of the Facility or Manager's Facility, and all other property shall, unless otherwise directed by Acres, remain in Manager's Facility and become the property of Acres without payment therefor; however, Manager shall not remove any personal property, trade fixtures or other property from Manager's Facility without Acres' prior express written consent if the removal of such personal property, trade fixtures or other property will impair or damage the structure of the building or any other improvements, or if Manager is in default under this Agreement or a circumstance or event exists which with the passage of time or the giving of notice or both would cause Manager to be deemed to be in default under this Agreement. If Manager is in default under this Agreement or a circumstance or event exists which with the passage of time or the giving of notice or both would cause Manager to be deemed to be in default under this Agreement, Acres shall have a lien on such personal property, trade fixtures and other property. All personal property, trade fixtures, FWLE, and other property of Manager not removed from Manager's Facility upon the abandonment of Manager's Facility or upon the

expiration of the Term of this Agreement, or prior termination hereof, for any cause shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Acres without notice to Manager or any other person and without any obligation to account therefor. Manager shall pay to Acres all expenses incurred in connection with the disposition of such property in excess of any amount received by Acres from such disposition. No surrender of Manager's Facility shall be effected by Acres' acceptance of the keys, or of amounts payable to Acres by Manager hereunder, or by any other means whatsoever without Acres' express written acknowledgement of such acceptance as a surrender. Manager shall not be released from its obligations hereunder in connection with surrender of Manager's Facility until Acres has inspected Manager's Facility and delivered to Manager a written release, not to be unreasonably withheld.

M. Damage; Destruction. In the event that the Facility should be totally destroyed by fire, tornado or other casualty, or in the event the Facility should be so damaged that rebuilding or repairs cannot be completed within 180 days after the date of such damage, either Acres or Manager may, at their option, terminate this Agreement in which event the Monthly Fees shall be abated during the unexpired portion of this Agreement effective as of the date of such damage. In the event that the Facility should be damaged by fire, tornado or other casualty covered by Acres' insurance, and if the necessary rebuilding or repairs can be completed within 180 days after the date of such damage, or if such rebuilding or repairs would take more than 180 days to complete but neither Acres nor Manager elects to terminate this Agreement, then, in either such event, Acres shall, within thirty (30) days after the date of such damage, commence to rebuild or repair the Facility, and shall proceed with reasonable diligence to restore the Facility to substantially the same condition in which they were immediately prior to the happening of the casualty, except that Acres shall not be required to rebuild, repair or replace any part of the furniture, equipment, fixtures and other improvements, which may have been placed by Manager within the Facility or related facilities, except in the event of gross negligence by Acres. In the event that the Facility is totally untenantable, Acres shall abate the Monthly Fees during the time that the facility is unfit for occupancy. If the Facility is not totally untenantable, Acres shall allow Manager a fair diminution of rent during the time the Facility is unfit for occupancy. In the event any mortgages under a deed of trust, security agreement or mortgage on the Facility should require that the insurance proceeds be used to retire the mortgage debt, Acres shall have no obligation to rebuild and this Agreement shall terminate upon notice to Manager. Any insurance which may be carried by Acres or Manager against loss or damage to the Facility shall be for the sole benefit of the party carrying such insurance and under its sole control.

N. Condemnation; Eminent Domain. If, during the Term of this Agreement, or any extension or renewal thereof, the Facility should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, this Agreement shall terminate and the Monthly Fees (including all other costs, fees, and charges), if any, shall be abated during the unexpired portion of this Agreement, effective on the date physical possession is taken by the condemning authority, and Manager shall have no claim against Acres for the value of any unexpired term of this Agreement.

1. In the event a portion but not all of the Facility shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain and the partial taking or condemnation shall render the Facility unsuitable for Manager's business, then Acres shall have the option, in its sole discretion, of terminating this Agreement, or, at Acres' sole expense, restoring and reconstructing the Facility to the extent necessary to make the same reasonably tenantable. Should Acres elect to restore the Facility, this Agreement shall continue in full force and effect with the Monthly Fees payable after reconstruction during the unexpired portion of the Term adjusted to such an extent as may be fair and reasonable under the circumstances, and Manager shall have no claim against Acres for the value of any interrupted portion of this Agreement.

2. In the event of any condemnation or taking, total or partial, Manager shall not be entitled to any part of the aware of price paid in lieu thereof. Manager hereby expressly waives any right or claim to any part thereof, and Acres shall receive the full amount of such aware of price.

O. Provision by Acres. If Acres fails to provide Manager with reasonable quantities of water or Manager's portion of any shared services mutually agreed upon by the Parties, and such failure continues beyond three (3) days' written notice to Acres, then provided three (3) such uncured failures by Acres have occurred during any consecutive twelve (12)-month period (a "**Shortage**"), Acres shall not be compensated in accordance with the ten percent (10%) Net Revenue of **Exhibit "A"**, item #2 for the month following such Shortage, and Manager shall collect one hundred (100%) of the Net Revenue for such month. "**Reasonable quantities**" as used in this Section 2.O. shall mean an amount of water and services necessary for Manager to maintain full capacity cultivation operation at Manager's Facility.

SECTION 3. TERM

A. Term. Subject to prior termination in accordance with the terms hereof, the original term of this Agreement (the "**Term**" which for purposes hereof, shall also mean and include each and every Extension Term) shall be for eight (8) years from the Effective Date. Unless either of the Parties provides written notice to the other of its election not to extend the Term on or before the day that is 180 days prior to the expiration of the Term (or then-current Renewal Term), then this Agreement shall automatically extend for an additional twelve (12) months (each and every such additional 12-month period, an "**Extension Term**").

B. Required Extensions. In the event any Applicable Law or governmental or quasi-governmental authority requires that this Agreement be subject to any termination or any renewal prior to the expiration of the Term, both Parties shall forthwith cooperate and do all such lawful things to provide for such termination or a renewal (or multiple renewals) for an additional period (or periods) upon the same (or as similar as legally possible) terms and conditions as set forth herein and as closely as possible within the spirit of the intention of the Parties as described herein, subject to any adjustments for costs and expenses as may be reasonably required to account for such governmental or quasi-governmental requirements.

C. Minimum Sales Requirements. Notwithstanding the duration of the Term or anything herein to the contrary, from and after the day that is 365 days after receipt of the CO (the "**Minimum Sales Trigger Date**"), Manager's collected gross sales of Manager-produced product (i.e., gross sales of Manager's product to third parties and/or Acres) (such Manager-produced product, "**Product**" and, such sales, "**Gross Sales**") must, during any twelve (12) month period throughout the Term, be equal to or greater than Five Million and 00/100 Dollars U.S. ($5,000,000.00 U.S.) (the "**Minimum Sales Requirement**"). If Manager's Gross Sales during any 12-month period following the Minimum Sales Trigger Date are below the Minimum Sales Requirement (the amount by which Gross Sales are below the Minimum Sales Requirement, a "**Deficiency**"), then Acres may terminate this Agreement in its sole discretion by written notice given to Manager. Prior to Acres exercising such right of termination, Manager may cure any the applicable Deficiency by paying to Acres a non-refundable amount equal to ten percent (10%) of the Deficiency. In the event Manager so cures a Deficiency, then Acres may not elect to terminate this Agreement based on such Deficiency.

D. Termination. This Agreement may be terminated as follows:

1. By mutual agreement of the Parties.

2. By either Party only in accordance with the express terms and conditions of this Agreement.

3. By Manager, for any or no reason, upon ninety (90) days' prior written notice, with the understanding that such notice of termination by Manager shall result in Manager forfeiting any and all remaining amounts of the Initial Consideration, all of which shall vest and be considered earned and non-refundable under any circumstance upon the giving of such notice.

4. By Acres in the case of an Event of Default by Manager hereunder, in which case Manager shall forfeit any and all remaining amounts of the Initial Consideration, all of which shall vest and be considered earned and non-refundable under any circumstance. For purposes of this Agreement, the occurrence of one or more of the following matters constitutes an "**Event of Default**" by Manager under this Agreement.

(a) Failure by Manager to commence construction of the Manager's Facility Improvements within 90 days after the Approval Date;

(b) Failure by Manager to complete construction of the Manager's Facility Improvements and open Manager's Facility and Manager's Business within 180 days after the Approval Date, as may be extended by Manager in accordance with Section 2.A, above;

(c) Failure by Manager to pay any Monthly Fees or other sum(s) required to be paid by Manager hereunder when due and such failure remains uncured beyond five (5) days after written notice of such failure to pay, provided, however, that Acres shall not be obligated to provide such notice more than twice in any calendar year;

(d) Failure by Manager to terminate any employee or staff member who breaches or violates any Applicable Laws or rules and regulations pertaining to the Facility, as promulgated by Acres in writing from time to time; provided that Manager is given written notice of such breach or violation and a reasonable opportunity to cure, if curable under Applicable Law;

(e) The sale or distribution by Manager of any marijuana products, including, without limitation, Product, to any entity that is not authorized or regulated by the State of Nevada, as determined by the appropriate governmental or quasi-governmental agency having jurisdiction over the matter.

(f) Failure by Manager to cure any compliance audit deficiencies as determined by any applicable agency of the State of Nevada five (5) business days prior to any grace period allowed by the applicable agency (whereby allowing Acres time to cure such deficiency(ies)) or any pre-inspection compliance audits performed by Acres, which such deficiencies are not cured within ten (10) business days of written notice.

(g) Failure by Manager to observe or perform any other covenant, agreement, condition or provision of this Agreement, if such failure shall continue for thirty (30) days after notice thereof from Acres to Manager (unless a shorter period is provided for herein); provided, however, if such failure cannot reasonably be cured within such 30- day period (or shorter period specified herein) and Manager shall have commenced to cure such default within such 30-day period (or shorter period specified herein) and thereafter diligently and expeditiously proceeds to cure the same, such 30-period (or shorter period specified herein) shall be extended for so long as it shall require Manager in the exercise of due diligence to cure such failure, it being agreed that no such extension shall be for a period in excess of ninety (90) days.

(h) A material breach of the representations and warranties of Manager contained in or made pursuant to this Agreement.

5. By Manager:

(a) In the event Acres fails to maintain the License, which such failure remains uncured after thirty (30) days following written notice from Manager; provided, however if such failure cannot reasonably be cured within such 30-day period and Acres shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for so long as it shall require Acres in the exercise of due diligence to cure such failure, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(b) In the event Acres fails to observe or perform any other covenant, agreement, condition or provision of this Agreement, which such failure remains uncured after thirty (30) days following written notice from Manager; provided, however if such failure cannot reasonably be cured within such 30-day period and Acres shall have commenced to cure such default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for so long as it shall require Acres in the exercise of due diligence to cure such failure, it being agreed that no such extension shall be for a period in excess of ninety (90) days.

(c) A material breach of the representations and warranties of Acres contained in or made pursuant to this Agreement if; or

(d) Failure by Acres to pay any Net Revenues or Cost of Goods Fees, or other sum(s) required to be paid by Acres to Manager hereunder within five (5) days after written notice of such failure to pay when due.

E. Upon Termination. Upon termination of this Agreement, in addition to the other express terms and conditions of this Agreement applicable to a termination hereof, the Parties shall proceed as follows:

1. In the event of a termination pursuant to any of Sections 3.D.1 – 4, Manager shall, within thirty (30) days following such termination, remove from the Facility all of Manager's personal property and any FWLE that can be removed without materially damaging the structure of the Facility or Manager's Facility (any such personal property or FWLE not removed in a timely manner shall be deemed abandoned and Acres shall have the rights set forth in Section 2.L above pertaining to abandoned property), repair any damage to the Manager's Facility and any other damage to the Facility caused by Manager, other than ordinary wear and tear. In the event that Manager fails timely and properly repair any such damage, Acres may make or cause to be made such repairs and set off the amount of such repairs plus ten percent (10%) against any outstanding payments due to Manager hereunder. Moreover, Manager acknowledges and agrees that, in the event of such termination, Acres may immediately terminate (or cause to be terminated) all Agent Cards in accordance with then-current Applicable Laws.

2. In the event of a termination pursuant to Section 3.D.5 within the first sixty (60) months of the Term, Acres shall pay Manager the prorated portion of any unearned portion of the Initial Consideration, plus a pro rata portion (prorated over a period of sixty (60) months specifically, any portion to be repaid under this subsection (2) shall be limited to the number of full months left in the initial Term following the month in which such termination occurs) of Manager's actual costs incurred and paid to Manager's general contractor or other direct construction costs for Manager's Facility (the "GC Costs"). By way of example only, if

Acres fails to maintain the License, which such failure remains uncured beyond the cure period specified in Section 3.D.5(a), above, in the thirtieth (30th) month following the Effective Date, then Acres shall pay to Manager fifty percent (50% and the unearned portion) of the Initial Consideration, plus fifty percent (50%) of the GC Costs. In the event of such a termination at any point following the expiration of the initial 60-month Term, Acres shall have no financial responsibility to Manager for any portion of the Initial Consideration or GC Costs, nor shall Manager be entitled to have the same or any portion thereof reimbursed.

F. Survival. All representations, and rights in this Agreement, or in any document, statement, list certificate or instrument furnished hereunder, will survive the execution of this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant will not affect the right to indemnification, payment of damages, or other remedy based on such representations and rights.

SECTION 4. ENGAGEMENT

A. Appointment. Upon and subject to receipt of the Agent Card Approval and Agent Card Acres, Acres appoints and engages Manager to render the Services more specifically described in Section 4.B.

B. Services.

1. During the term of this Agreement, Manager shall, using its commercially reasonable efforts, provide Acres with the following management and consulting services pertaining to Manager's Facility and Manager's Business (hereinafter collectively referred to as the "**Services**"), all pursuant to Applicable Laws:

(a) Operations consultation;

(b) Operation of cultivation operation, including but not limited to, genetics, planting, potting, watering, manicuring, harvesting, drying, packaging;

(c) Labor and cost of goods for producing Product;

(d) Any other cost of goods expenses traditionally required to cultivate Product.

C. Authority. Pursuant to this Agreement, Acres exclusively provides Manager all authority and power necessary and proper for Manager to undertake its responsibilities, duties and obligations provided for in this Agreement, except in cases wherein such authority may not be delegated under the provisions of the Nevada Revised Statutes ("**NRS**") or any other Applicable Laws. Accordingly, as of the Effective Date until the termination of this Agreement pursuant to the provisions hereof, it is the express intention of the Parties that Manager be the active operator of Manager's Business; provided, however, that in the event that any applicable governmental or quasi-governmental regulator(s) determine, at any time during the Term of this Agreement, that Manager is not operating appropriately or in accordance with Applicable Laws or is no longer fit to serve in the capacity contemplated hereunder for Acres, Manager shall either timely cure such defect(s) or immediately select a new operator (expressly deemed acceptable to such governmental or quasi-governmental regulator(s)) to operate Manager's Business.

D. Security of Facility. Manager acknowledges that monthly payments are being made to Acres to provide onsite security of the Facility and Manager Facility in accordance with Applicable Laws, but that, notwithstanding the foregoing, Acres shall in no way be liable for any

theft, vandalism, or any type of breach of security (whether internal or external) throughout the Term except in the event of Acres' gross negligence or willful misconduct.

E. Manager of Acres. The duly appointed manager of Acres, as of the Effective Date, is MACHNV LLC, a Nevada limited-liability company, and such manager shall comply with and, as necessary, be licensed to perform all functions required of such a position under all Applicable Laws.

SECTION 5. MANAGER'S PROVISION OF SERVICES

A. Without limitation, in connection with providing Acres the aforementioned Services, Manager shall have the unfettered right to perform all of the following:

1. Review and analyze the current operations of Manager's Business, and make modifications to such operations that will improve profitability, and increase cash flow;

2. Manage the operations of Manager's Business in its sole discretion to maximize the profitability thereof;

3. Fulfill its management responsibility as described herein by, *inter alia*, entering into contracts or other written agreements, as deemed necessary;

4. Use its best efforts to develop, market, produce, promote, solicit, sell, and distribute Product;

5. Devote time, effort, energy and skill in a manner consistent with customary standards of an operator in this field in order to perform its obligations during the term of this Agreement;

6. Engage any employees and/or third parties that it deems appropriate to provide the Services; and

7. Any other services or activities that Manager deems beneficial for Manager's Business.

B. Any costs relating to the provision of Services shall be on the account of Manager's Business; provided, however that the managers or members, i.e., owners, of Acres shall have no personal liability or expenses in connection with the operation of Manager's Business.

C. Manager is obligated to provide the Services in a lawful and ethical manner.

D. Acres shall use its best efforts and fully cooperate, at Manager's sole cost and expense, to allow Manager to provide the Services as contemplated herein.

E. Manager shall not direct Acres to sell Product to any marijuana facility in the State of Nevada, in which members, shareholders, partners or affiliates of Manager have an economic interest, at below market rates at the time of sale in avoidance of Net Revenue to Acres, without express prior written consent of Acres, which such consent shall be in Acres' reasonable discretion.

F. Manager is not authorized to vary, alter, enlarge, limit, or to extend any warranty or guarantee, or to make representations or claims with respect to Acres' products without the express prior written consent of Acres. Acres is not authorized to vary, alter, enlarge, limit, or to

extend any warranty or guarantee, or to make representations or claims with respect to Product without the express prior written consent of Manager.

G. Manager shall provide itself with, and be solely responsible for, (i) it employees and business organization, and (ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as are necessary for the provision of the Services and the conduct of Manager's Business operations in accordance with this Agreement, provided Acres complies with its regulatory obligations under this Agreement.

H. Acres may, upon reasonable request and at its own expense, review and/or audit the books and financials, bank accounts, or any and all documents that may reasonably be necessary to ensure Manager is working in conformity with this Agreement and within the Applicable Laws governing Manager's Business. Manager further acknowledges and agrees that any documents provided by the same to any regulatory or licensing authority or other applicable government authority shall concurrently be submitted to Acres.

SECTION 6. COMPENSATION AND MONTHLY FEES

A. Payment to Acres and Manager. See **Exhibit "A", Item #2.**

B. Payment of Monthly Fees to Acres.

1. From and after receipt of the CO and throughout the remainder of the Term, Manager shall pay to Acres, in form of cash, wire transfer or check, on or before the first (1st) day of each month, the Monthly Fees, without any setoff or deduction whatsoever: See **Exhibit "A"**, item #3.

2. In the event that Manager's receipt of the building permits, the commencement of construction of Manager's Facility Improvements or receipt of the CO falls on a day of the month other than the first (1st) day of the month, and triggers commencement of payment in accordance with Sections 6.B.2 above, then the applicable Monthly Fees for such fractional month shall be prorated based on the actual days in such month.

C. Definition of Net Revenue. As used in this Agreement, "**Net Revenue**" for a given month means Gross Sales of Product in such month, less all refunds made in such month on prior sales of Product, and any current or future sales taxes and fees or taxes payable to the State of Nevada, or any Federal agencies or applicable municipalities associated with the sale of Manager's Product.

D. Billing. Acres will prepare an accounting of Manager's portion of Net Revenue for a given month within ten (10) days after the end of such month. Upon approval of such accounting by Manager, which will not be unreasonably withheld or delayed, Acres will pay the applicable Cost of Goods Fee, if any, to Manager.

E. Audit. Manager shall have the right, at its sole cost and expense to engage a neutral, third-party accounting firm to audit the books and records pertaining to Manager's Facility, Manager's Business, and Cost of Goods Fees paid to Manager, at reasonable times upon reasonable advanced written notice. In the event an audit reveals and underpayment by Acres to Manager of five percent (5%) or more for any period, Acres shall pay the cost and expense of such third-party auditor. Manager may, upon reasonable request and at its own cost and expense but in no event more than four (4) times every twelve (12) months, review the books and financials, bank accounts, or any and all documents that may reasonably be necessary to ensure Acres is working in conformity with this Agreement and within the Applicable Laws governing Manager's Business. Acres further acknowledges and agrees that any documents provided by

Acres to any regulatory or licensing authority or other applicable government authority with respect to the Manager's Business shall be concurrently submitted to Manager.

SECTION 7. RELATIONSHIP

A. Status of the Parties. Manager is authorized to contract with Acres to provide the Services provided for herein. Manager is not a division or any part of Acres. Acres is not a division or part of Manager. The relationship between the Parties was developed and entered into through arms-length negotiations and is based solely on the terms of this Agreement and those of any other agreements that may, subsequent to the Effective Date, exist from time to time between the Parties. No employee of Manager will be considered an employee of Acres by either Party for any purpose whatsoever.

B. Independent Contractor Status. Manager shall only be an independent contractor to Acres and shall be liable and responsible for any and all licensure, taxes, withholdings, etc., associated with any compensation received from Acres. In addition to all insurance policies required to be maintained by Manager hereunder, Manager may obtain any and all insurance policies it deems reasonable or prudent.

SECTION 8. INTELLECTUAL PROPERTY AND OWNERSHIP

A. The following provision shall apply with respect to copyrightable works, ideas, brands, trademarks, trade names, trade dress, discoveries, inventions, applications for patents, patents, knowhow and trade secrets (collectively, the "**Intellectual Property**"):

1. Previously-developed Intellectual Property. All previously-developed Intellectual Property is, and shall remain, the sole and exclusive property of Acres or Manager, as applicable. Each Party shall present to the other Party an itemized list of all Intellectual Property developed by it prior to the execution of this Agreement; provided, that failure to list an item of Intellectual Property shall not limit such Party's right to previously-developed Intellectual Property. By executing this Agreement, each Party acknowledges the receipt of the other Party's list of previously developed Intellectual Property. If Manager uses any of its own Intellectual Property itemized in the aforementioned list for purposes of providing Services to Acres under the terms of this Agreement, its use shall be provided as a non-exclusive, non-transferable, royalty free license only.

2. Development of Intellectual Property. Any development of any Intellectual Property items for Acres, further inventions or improvements, and any new items of Intellectual Property discovered or developed by Manager (or Manager's personnel, if any) during the term of this Agreement shall be owned by Manager, unless otherwise agreed to in writing between the Parties. Likewise, all Intellectual Property developed by Acres shall be and remain the sole property of Acres. This Agreement shall not be considered a "work for hire" with respect to the development of Intellectual Property. Acres and Manager shall sign all documents necessary to perfect the rights of one another in such Intellectual Property, including, the filing and/or prosecution of any applications for copyrights, trademarks, or patents.

SECTION 9. INDEMNIFICATION

A. Indemnification of Acres. To the extent permitted by law, Manager shall indemnify, defend and save and hold Acres and all of its employees, officers, directors, subcontractors, members, managers, and agents harmless against any and all claims, demands, suits or other forms of liability, including reasonable attorneys' fees and costs, that may arise out of, or by reason of, any non-compliance by Manager with any agreements, covenants, warranties or undertakings of Manager contained in or made pursuant to this Agreement, and any

misrepresentations or breach of the representations and warranties of Manager contained in or made pursuant to this Agreement. In addition, Manager shall reimburse Acres for any and all legal expenses and costs associated with the defense of any such claim, demand, or suit.

B. Indemnification of Manager. To the extent permitted by law, Acres shall indemnify, defend and save and hold Manager and its affiliates and all of their respective employees, officers, directors, subcontractors, members, and agents harmless against any and all claims, demands, suits or other forms of liability, including reasonable attorneys' fees and costs, that may arise out of, or by reason of, any noncompliance by Acres with any agreements, covenants, warranties or undertakings of Acres contained in or made pursuant to this Agreement, and any misrepresentations or breach of the representations and warranties of Acres contained in or made pursuant to this Agreement. In addition, Acres will reimburse Manager for any and all legal expenses and costs associated with the defense of any such claim, demand or suit.

C. Defense. A Party entitled to indemnification under this Section 9 (the "**Indemnified Party**") shall give notice to the indemnifying Party (the "**Indemnitor**") of a claim or other circumstances likely to give to a request for indemnification, promptly after the Indemnified Party becomes aware of the same. Indemnitor shall be afforded the opportunity to undertake the defense of and to settle by compromise or otherwise any claim for which indemnification is available under this Section 9. If an Indemnitor so assumes the defense of any claim, the Indemnified Party may participate in such defense, at its own expense, with separate counsel.

Provided that Indemnitor is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the prior written consent of the Indemnitor. Indemnitor will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the liabilities in question results solely from the gross negligence or willful misconduct of the Indemnified Party.

D. Right of Set-Off. A Party may, but shall not be obligated to, set off against any and all payments due the other Party under this Agreement, any amount to which the Party is entitled to be indemnified hereunder, provided that the Parties have agreed to the indemnification obligation under this Section 9 or there has been a final judicial determination thereof.

E. Limitations on Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ACTUALLY PAID BY SUCH PARTY TO ANY THIRD PARTY IN CONNECTION WITH A CLAIM BY SUCH THIRD PARTY, OR FOR A BREACH OF SECTION 11.

SECTION 10. INSURANCE

A. Liability Insurance. During the Term, Manager shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Manager against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Facility. Manager shall name Acres as an additional insured under such policy. The initial amount of such insurance shall be One Million and 00/100 Dollars U.S. ($1,000,000.00 U.S.) per occurrence. The amount and coverage of such insurance shall not limit Manager's liability nor relieve Manager of any other obligation under this Agreement. Acres

may also obtain comprehensive public liability insurance in an amount and with coverage determined by Acres insuring Acres against liability arising out of ownership, operation, use or occupancy of the Facility. The policy obtained by Acres shall not be contributory and shall not provide primary insurance.

B. Property and Rental Income Insurance. During the Term, Manager shall maintain policies of insurance covering loss of or damage to the Facility in the full amount of its replacement value and such policies shall name Acres as an additional insured. Acres shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the Facility. Acres may, but shall not be obligated, to obtain insurance for building improvements installed by Manager on the Facility. Acres shall not maintain insurance for Manager's fixtures or equipment.

C. Payment of Premiums. Manager shall pay in a timely manner the respective premiums for the insurance policies to be maintained by Manager under this Section. At least thirty (30) days prior to the expiration of any Manager-maintained policy under this Section, Manager shall deliver to Acres a renewal of such policy. As an alternative to providing a policy of insurance, Manager shall have the right to provide Acres a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Manager is required to maintain under this Section is in full force and effect and containing such other information which Acres reasonably requires.

D. General Insurance Provisions.

1. Any insurance which Manager is required to maintain under this Agreement shall include a provision which requires the insurance carrier to give Acres not less than thirty (30) days' written notice prior to any cancellation or modification of such coverage.

2. If Manager fails to deliver any policy, certificate or renewal to Acres required under this Agreement within the prescribed time period or if any such policy is canceled or modified during the Term without Acres' consent, Acres may obtain such insurance, in which case Manager shall reimburse Acres for the cost of such insurance within thirty (30) days after receipt of a statement that indicates the cost of such insurance.

3. Manager shall maintain all insurance required under this Agreement with companies holding a "General Policy Rating" of A+ or better, as set forth in the most current issue of "Best Key Rating Guide". Acres and Manager acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section may not be available in the future. Manager acknowledges that the insurance described in this Section is for the primary benefit of Acres. If at any time during the Term, Manager is unable to maintain the insurance required under the Agreement, Manager shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Manager's type of business, as that coverage may change from time to time. Acres makes no representation as to the adequacy of such insurance to protect Acres' or Manager's interests. Therefore, Manager shall obtain any such additional property or liability insurance which Manager deems necessary to protect Acres and Manager.

SECTION 11. CONFIDENTIALITY

A. Confidential Information. Each Party acknowledges that it will be privy to confidential and sensitive information during the course of its duties and obligations with the other Party. Each of Manager and Acres expressly promises and agrees to receive and hold the Confidential Information of the other Party in confidence. Without limiting the generality of the foregoing, each Party further promises, agrees and covenants that:

For purposes of this Agreement, "**Confidential Information**" means Proprietary Information and Customer Information.

1. "**Proprietary Information**" means: any information, whether in tangible or intangible (e.g., electronic) form, concerning or related to Acres' or Manager's, as applicable, business; business plans; financial condition; prospects; initiatives; shareholders; members; managers; agents; investors; operations; policies; processes; procedure; partners; contractors; or systems that such party (i) considers confidential and/or proprietary, and (ii) communicates, provides or makes available to the other Party, including, without limitation, all strategic and development plans; all financial conditions; all financial forecasts; all financial modeling; all software; all pricing; vendors; customers; clients; prospective vendors; prospective customers; prospective clients; data; business records; forms; documents; customer lists; clients lists; vendors lists; project records; market reports; and business manuals, policies, and procedures; information relating to processes, technologies, or theory; and all other information made available by one Party to the other Party.

2. "**Customer Information**" means any information, whether in tangible or intangible form, that a Party communicates, provides or makes available to the other Party that (i) relates to any Covered Person, (ii) related to any transaction or proposed transaction between the disclosing Party and any Covered Person, or (iii) is a list, description of other grouping of Covered Persons, and includes without limitation (a) all NPI with respect to Covered Persons, (b) the fact that any Covered Person is or was a customer, vendor, employee or contractor of the disclosing Party, (c) information about any product or service obtained or used by any Covered Person, and (d) any other information that may be determined to be subject to the provisions of the Gramm-Leach Bliley Act, HIPAA, or any other Applicable Laws regarding confidentiality and privacy of Covered Persons information.

3. "**Covered Persons**" means (i) any individual or entity who seeks to provide/obtain, provides/obtains, or has provided/obtained any Confidential Information, product or service to/from Acres or Manager, as applicable; (ii) any claimant or beneficiary under any Confidential Information, product or service, (iii) any individual that provides NPI about himself or herself with respect to or in connection with any such Confidential Information, Proprietary Information or Customer Information sought or obtained by another, and (iv) any agent, employee or independent contractor of Acres or Manager, as applicable.

4. "**NPI**" means non-public information that relates to any individual or entity, including, without limitation, name, address, taxpayer identification number or other identifying number, account number, telephone number, consumer report or other credit report information, or medical information.

B. <u>Confidentiality</u>. Each Party shall, at all times during the term hereof and in perpetuity thereafter, maintain the confidentiality and security of the Confidential Information, and shall use the Confidential Information solely for the purpose of evaluating potential employment, consulting, or other mutually beneficial arrangements with the other Party. Without limiting the generality of the foregoing, each Party further agrees as follows:

1. Such Party shall not disclose, directly or indirectly, Confidential Information to others. Notwithstanding the foregoing, the recipient Party may disclose the Confidential Information: (i) to such Party's accountants and legal counsel solely as required to obtain advice in connection with possible employment, consulting, or other mutually beneficial arrangements with such Party; provided, however that the recipient Party takes all reasonably necessary steps to ensure that the Confidential Information is treated confidentially and not re-disclosed by any such party; or (ii) pursuant to any binding judicial or administrative order or process, provided the recipient Party promptly notifies the disclosing Party of any such order or

process and reasonably cooperates with the disclosing Party, at the recipient's Party sole cost and expense, in obtaining a protective order or other relief with respect to the disclosure of such Confidential Information.

2. Such Party shall implement and maintain physical and technical safeguards reasonably designed to: (i) ensure the security and confidentiality of the Confidential Information in such Party's possession or control; (ii) protect against any anticipated threats or hazards to the security and confidentially of the Confidential Information in such Party's possession or control; and (iii) protect against any unauthorized access to or use of the Confidential Information in such Party's possession or control.

3. Such Party shall not duplicate or incorporate Confidential Information with such Party's own business, investments, records, or databases.

4. At any time the recipient Party is disposing of documents, records, electronic or other media containing Confidential Information, such Party shall destroy them in a matter (such as shredding) designed to guarantee that the Confidential Information cannot be determined or re-constituted by any Party or third-party such after such destruction.

5. such Party shall notify the other Party immediately of any improper disclosure of, access to, or use of Confidential Information in the recipient Party's possession or control, and cooperate with the disclosing Party in investigating and correcting any such disclosure, access, or use.

C. Expectations. The confidentiality obligations hereunder shall not apply to Confidential Information which is, or later becomes, public knowledge other than by a breach of the provisions of this Agreement; is previously in the possession of the recipient Party, as evidenced by written records and not due to the contractual relationship contemplated hereunder; or is independently received by the recipient Party from a third-party, with no known restrictions on disclosure.

SECTION 12. REPRESENTATIONS AND WARRANTIES

A. Representations and Warranties of Manager: Manager represents and warrants to Acres that the following are true and correct as of the Effective Date:

1. Status, Power, and Authority of Manager. Manager possesses all requisite power, capacity, and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Manager has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Manager and constitutes a legal, valid and binding obligation of Manager, enforceable against Manager in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2. No Conflicts. The execution and delivery by Manager of this Agreement does not, and the performance by Manager of his obligations contemplated hereby will not, in any manner that would have a material adverse effect on the ability of Manager to consummate the transactions contemplated hereby: (i) conflict with or result in a violation or breach of any term or provision of any law or order applicable to Manager; or (ii) conflict with or result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under,

require Manager to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, or result in the creation or imposition of any lien on any contract, license or other instrument to which Manager is party or by which Manager is bound.

3. Informed Decision. Manager represents, understands, acknowledges and agrees as follows:

(a) Acres has not made and does not hereby make any representations or warranties whatsoever, whether written or oral, express or implied, about Acres' Business, or Manager's ability to generate Net Revenue at the Facility through Manager's Facility and Manager's Business;

(b) There is no assurance or guarantee that Manager will generate Net Revenue or receive any Cost of Goods Fees hereunder;

(c) Manager has carefully read this Agreement in its entirety;

(d) Manager understands the terms and conditions contained herein;

(e) Manager is entering into this Agreement knowingly and voluntarily.

B. Representations and Warranties of Acres: Acres represents and warrants to Manager that the following are true and correct as of the Effective Date:

1. Status, Power, and Authority of Acres. Acres possesses all requisite power, capacity, and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Acres has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acres and constitutes a legal, valid and binding obligation of Acres, enforceable against Acres in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2. No Conflicts. The execution and delivery by Acres of this Agreement does not, and the performance by Acres of his obligations contemplated hereby will not, in any manner that would have a material adverse effect on the ability of Acres to consummate the transactions contemplated hereby: (i) conflict with or result in a violation or breach of any term or provision of any law or order applicable to Acres; or (ii) conflict with or result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, require Acres to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, or result in the creation or imposition of any lien on any contract, license or other instrument to which Acres is party or by which is bound.

C. Mutual Acknowledgment of Parties. THE PARTIES HERETO ACKNOWLEDGE, AGREE AND AFFIRM THAT THEY ARE AWARE AND HAVE BEEN ADVISED THAT, ALTHOUGH MARIJUANA IS LEGAL UNDER CERTAIN CONDITIONS OR CIRCUMSTANCES PURSUANT TO THE LAWS OF THE STATE OF NEVADA, THE POSSESSION CULTIVATION, PRODUCTION, DISTRIBUTION OR USE OF MARIJUANA OR CANNABIS, INCLUDING FOR MEDICAL REASONS, REMAINS PROHIBITED

UNDER FEDERAL LAW AND THE LAW OF OTHER JURISDICTIONS WITHIN THE UNITED STATES AND ELSEWHERE. AS SUCH, THE PARTIES AGREE TO HOLD EACH OTHER AND THEIR RESPECTIVE PARTNERS, ATTORNEYS, MEMBERS, MANAGERS, OWNERS, SHAREHOLDERS, HEIRS, EMPLOYEES, AGENTS AND ASSIGNS HARMLESS FROM ANY CLAIMS OR CONSEQUENCES ARISING FROM THE SCOPE OF THIS AGREEMENT, SOLELY AS IT RELATES TO VIOLATIONS OF FEDERAL LAW WITH RESPECT TO MARIJUANA, MEDICAL OR OTHERWISE.

SECTION 13. DISPUTE RESOLUTION

A. If the Parties should have a material dispute arising out of or relating to this Agreement or the Parties' respective rights and duties hereunder, then the Parties will resolve such dispute in the following manner: (i) any Party may at any time may deliver to the other Party a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section, (ii) during the thirty (30) day period following the delivery of the notice described above, appropriate representatives of the Parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the Parties are unable to resolve the disputed issue through negotiation, then within ten (10) days after the period described above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Clark County, Nevada, in accordance with the then existing commercial arbitration rules (the "**Rules**") of Judicial Arbitration and Mediation Services, Inc. ("**JAMS**"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Nevada, regardless of principles of conflicts of laws.

B. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the Nevada Rules of Civil Procedure and (ii) the award or decision shall be rendered by a majority of the members of a board of arbitration consisting of three (3) members, one of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two party-appointed arbitrators. In the event of failure of said two arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by JAMS in accordance with the Rules. In the event that either Party shall fail to appoint an arbitrator within ten (10) days after the commencement of the arbitration proceedings, such arbitrator and the third arbitrator shall be appointed by JAMS in accordance with the Rules. Nothing set forth above shall be interpreted to prevent the Parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member board of arbitration. Upon the completion of the selection of the board of arbitration (or if the Parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than thirty (30) days. Notwithstanding the foregoing, the request by either Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, or specific performance, shall not be subject to arbitration and may be adjudicated only by the state courts of the State of Nevada, located in Clark County, Nevada; provided, however that should either Party require injunctive relief for any conduct of the other, that Party, after thirty (30) days written notice to the other Party with an opportunity to cure the complained of conduct, may file such relief in a court with proper jurisdiction in Clark County, Nevada. During the continuance of any arbitration proceeding, the Parties shall continue to perform their respective obligations in good faith under this Agreement.

SECTION 14. MISCELLANEOUS

A. Assignment. Manager shall not, without the express prior written consent of Acres in each instance, not to be unreasonably withheld, whether by operation of law or

otherwise (in whole or in part, directly or indirectly), Transfer this Agreement or any interest under it (in whole or in part, directly or indirectly) or permit the use or occupancy of Manager's Facility or any part thereof for any purpose other than the Permitted Use or by anyone other than Manager and Manager's employees, nor shall Manager permit a change to the operation or theme of Manager's Facility. For purposes hereof, term "**Transfer**" means an assignment, mortgage, pledge, transfer, sublease, license, or other encumbrance, disposition or conveyance (voluntarily, by operation of law or otherwise) of this Agreement or Manager's Facility or any interest in this Agreement or Manager's Facility. The term "**Transfer**" also includes, without limitation, any assignment, mortgage, pledge, transfer or other encumbering or disposal (voluntarily, by operation of law or otherwise) of any or all of the direct or indirect ownership interests in Manager.

B. Notices. Any notice required to be provided by this Agreement to the Parties shall be deemed given when personally delivered to the following addresses or three (3) business days after being deposited in the U.S. Mail, certified mail return receipt requested :

To Acres:

Acres Cultivation, LLC
2320 Western Avenue
Las Vegas, NV 89102

With copies to:

Marquis Aurbach Coffing
Attn: David G. Alleman, Esq.
10001 Park Run Drive
Las Vegas, NV 89145

To Manager:

MJ Holdings, Inc
3275 S Jones, Suite 104
Las Vegas, NV 89146

C. Ambiguities. Each Party have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any Party.

D. Waiver. No delay or omission by the Manager or Acres in exercising any right under this Agreement shall operate as a waiver of that or any other right. No waiver of any provision of this Agreement, or consent to any departure by either Party from any provisions, shall be effective in any event unless it is in writing, designed a waiver, and signed by the Party waiving the breach. Such a waiver shall be effective only in specific instance and for the purpose for which it is given.

E. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to any principles of conflicts of laws, which might cause the application of the laws of another state. Subject to Section 13 hereof, any action instituted by either Party arising out of this Agreement shall only be brought, tried and resolved in the state courts having jurisdiction in Clark County in the State of Nevada and by the execution and delivery of this Agreement each Party hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and

unconditionally, the jurisdiction of the aforesaid courts. **EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE COURTS HAVING JURISDICTION IN CLARK COUNTY IN THE STATE OF NEVADA.**

F. Attorneys' Fees. If any action is brought by either Party against the other Party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing Party shall be entitled to recover from the other Party reasonable attorney fees, charges and disbursements incurred in connection with the prosecution or defense of such action. As used in this Section 14(F), the term "attorney fees" or "attorney fees, charges and disbursements" shall mean the fees and expenses of counsel to the Parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

G. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on employees of Acres or Manager or any other person.

H. Construction. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning of interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or any other entity. Unless otherwise expressly provided, the word "including" does not limit the proceeding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

I. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable that remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

J. No Joint Venture. Nothing in this Agreement shall be deemed or construed to make either Party the employee, agent, joint venture, partner or legal representative of the other Party for any purpose whatsoever. Except as specifically provided herein, neither Party shall have the right or authority to assume or otherwise create an obligation or responsibility, express or implied, on behalf of or in the name of the other Party, or bind the other Party in any manner whatsoever without the written approval of the Party to be charged.

K. Counterparts. This Agreement may be executed and sent by facsimile machine, email, or other form of electronic transmission or reproduction, in one or more counterparts, each

of which shall be deemed an original and all of which shall constitute one and the same instrument.

L. Regulatory Compliance. It is and will remain, in perpetuity, the intention of the Parties hereto that this Agreement comply in all respects with all applicable State of Nevada, local and other laws, rules, orders, statutes, building codes, ordinances, directions, interpretive case decisions, regulations and requirements (each, individually, an "**Applicable Law**" and collectively, "**Applicable Laws**"), and the Parties have structured their relationship with that specific intent. However, each Party understands that such Applicable Laws are complicated and in a state of flux. Therefore, in the event that any provisions of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or any Applicable Laws are altered by any legislative or regulatory body, or either Party notifies the other Party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of Applicable Laws, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect. Furthermore, in such event the Parties agree to negotiate in good faith an amendment to the Agreement to comply with all Applicable Laws while remaining consistent with the Parties' original intent to the fullest extent allowable by Applicable Laws.

M. Exculpation. Manager hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against any of the members, managers, directors, officers, agents and employees of Acres and any of its parent, subsidiaries and affiliated companies (collectively, the "**Acres Group**") and hereby unconditionally and irrevocably releases and discharges the Acres Group from any and all liability whatsoever which may now or hereafter accrue in favor of Manager against the Acres Group, in connection with or arising out of this Agreement. Manager agrees to look solely to Acres and its interest in the Facility for the satisfaction of any liability or obligation arising under this Agreement or for the performance of any of the covenants, warranties or other agreements contained herein. The provisions of this Section shall survive the expiration or prior termination of this Agreement.

N. Force Majeure. If either Party is delayed or prevented from performing any act required in this Agreement (excluding, however, the payment or availability of money) by reason of means of acts of God; war, terrorism, strikes; lockouts; labor troubles; inability to procure materials; inclement weather; governmental laws or regulations; casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; shortages of fuel or building materials; and other similar or dissimilar causes beyond a Party's control (each such event and collectively, a "**Force Majeure Event**"), in each case as to which such Party has notified the other Party in writing within five (5) days after such occurrence, such Party's performance of such act shall be extended by the period of delay resulting from such cause.

P. Entire Agreement. This instrument or any contemporaneous or subsequent written agreement between the Parties or among any of them specifically referencing this Agreement, contain the entire agreement between the Parties with respect to the transaction contemplated and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than those specifically referenced or set forth herein. The Parties intend that this Agreement supersede and replace any prior agreements of the Parties with respect to the subject matter including any previous purchase agreements, offers, or counteroffers.

Q. Further Assurances. Each Party hereto shall, upon reasonable request in writing of another Party hereto, and at the sole cost and expense of the requesting Party, execute and deliver any additional document(s) and/or instrument(s) and take any and all actions that are

deemed reasonably necessary or desirable by the requesting Party to consummate the transactions contemplated hereby.

R. Time is of Essence. Time is of the essence with respect to all covenants, conditions, and obligations of this Agreement as to each Party hereto.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

ACRES

ACRES CULTIVATION LLC,
a Nevada limited-liability company

By: ____________________
Name: John Mueller
Title: Manager

MANAGER

By: ____________________
Name: Paris Balaouras

EXHIBIT A

FEES AND COSTS

1. Manager has previously deposited into an account of Acres the sum of One Hundred Fifty Thousand and 00/100 Dollars U.S. ($150,000.00 U.S.), as consideration for Acres agreeing to negotiate the terms of this Agreement and apply for and seek Agent Cards for Manager and each member of the Member Group (the "**Option Consideration**"). On the Effective Date, Manager shall deposit the additional sum of One Hundred Fifty Thousand and 00/100 Dollars U.S. ($150,000.00 U.S.) for the opportunity to construct and use the Manager Facility (the "**Additional Consideration**"). The Option Consideration and the Additional Consideration combined (collectively the "**Initial Consideration**") shall be Three Hundred Thousand and 00/100 Dollars U.S. ($300,000.00 U.S.). The entire Initial Consideration and each portion thereof shall vest immediately upon delivery and be considered earned and non-refundable under any circumstance. One Hundred Thousand and 00/100 Dollars U.S. ($100,000.00 U.S.) of the Initial Consideration shall vest and be considered earned upon mutual execution and delivery of this Agreement and shall not be refundable under any circumstance. Thereafter, the following two anniversaries of the Effective Date of this Agreement, an additional One Hundred Thousand and 00/100 Dollars U.S. ($100,000.00 U.S.) shall vest and be considered earned and shall not be_refundable under any circumstance. Each such vesting is subject to the then-current (as of the applicable anniversary) absence of an uncured default by Acres under this Agreement.

2. Except as stated otherwise in this Agreement, Acres shall retain, each month, fifteen percent (15%) of Net Revenue (as such term is defined in Section 6.C hereof) as payment for water provided at the Facility. As consideration for the Manager's development, management, and operation of the Manager's Facility and Manager's Business, Acres shall pay to Manager, on or before five (5) business days after receipt of payment, the remaining eighty-five percent (85%) of any Net Revenue from the aggregate of the operations of Manager's Business and sales of Product (the "**Cost of Goods Fee(s)**"), less (1) any outstanding Monthly Fees or other amounts owed by Manager to Acres, including, without limitation, fees and costs associated with agreed-upon services; and (2) any known or unknown fees and expenses payable to third parties (it being understood, acknowledged and agreed by Manager Acres shall have no liability or responsibility for third-party costs associated with the sale, collection or cost of Manager's Product). The Parties agree that in exchange for the Initial Consideration, Acres shall not retain the fifteen percent (15%) of Net Revenue on the first Two Million and 00/100 Dollars U.S. ($2,00,000.00 U.S.) of Net Revenue.

3. Upon receipt of the CO and throughout the remainder of the Term, Manager shall pay Acres a monthly sum of Seven Thousand and 00/100 Dollars U.S. ($7,000.00 U.S.) for IT, compliance, security and administration costs, all without any setoff or deduction whatsoever.

EXHIBIT B


OUTDOOR CULTIVATION
Manager Facility
OUTDOOR CULTIVATION
PRODUCTION

Manager Facility may be relocated in accordance with final civil and architectural drawings.

EXHIBIT C

Large Outdoor Cultivation up to 120,000 sft, as defined by Nevada regulations, consisting of a poly roof, galvanized steel supports, and ground cover.

Up to 8,000 sft Outdoor Cultivation building meeting Nevada regulations for drying, curing and trimming material.

Manager shall be responsible for paying for a minimum of 4,000 linear feet of security fencing with 8' height and razor wire. Manager shall be responsible for all other security measures required by Nevada regulations.